Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 5, 2021 by and between Sunrun Inc. (the “Company”), and Mary Powell (“Executive”) (collectively the “Parties”), to go into effect with respect to Executive’s role as an employee of the Company on August 5, 2021 and with respect to Executive’s appointment as the Company’s Chief Executive Officer on August 31, 2021 (the “Effective Date”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.    Employment Period. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.

2.    Duties and Responsibilities.

A.    Executive shall serve as the Company’s Chief Executive Officer (“CEO”), with a principal office in the Company’s San Francisco, California location, and shall report to the Company’s Board of Directors (the “Board”). Executive agrees to perform in good faith and to the best of her ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Board.

B.    Executive has been, and will continue to serve as, a member of the Company’s Board. However, Executive may be removed from the Board in accordance with applicable law and the Company’s bylaws. If Executive ceases to be employed by the Company in the capacity set forth herein, then Executive agrees to promptly resign from all Board and officer positions at the request of the Company.

C.    Executive is expected and agrees to devote her full working time and attention to the business of the Company and will not render services to any other business without the prior approval of the Board (except as provided herein) or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive agrees that by the fifteenth (15th) day following the Effective Date, Executive will have resigned, stepped down or ceased to provide service to any other business, job, charitable and civic activity or consulting activity, other than incidental activities undertaken on behalf of these entities and activities undertaken on behalf of the Company related to these entities that are disclosed to the Company. Notwithstanding, Executive may invest in up to one percent (1%) of the outstanding securities of any publicly-held corporation without approval of the Board, subject to the Company’s Insider Trading Policy and Related Party Transactions Policy. Moreover, in the sole discretion of, and upon written approval from, the Board, Executive may participate in other Board of Director or advisory positions that do not in any way negatively impact or conflict with the Company or Executive’s employment with the Company; provided that Executive provides advance notice to the Company’s General Counsel prior to pursuing any such position.

D.    Executive also understands and agrees that she must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the term of her employment.

3.    Compensation.

A.    Base Pay. During the Employment Period, the Company shall pay Executive a base salary of $33,333.33 per semi-monthly pay period (equivalent to $800,000.00 annually), less applicable deductions and withholding (the “Base Salary”).

B.    Target Bonus. Executive will be eligible to participate in the Company’s Amended and Restated Executive Incentive Compensation Plan (“EICP”), with an initial target of 125% of the Base Salary (the “Target Bonus”). Incentive payments pursuant to the EICP are discretionary and depend on both Company performance and Executive’s individual performance. All EICP incentives are subject to the terms and conditions of the EICP plan, which will be provided to Executive separately. Incentive targets are pro-rated for the year in which Executive is hired. Payment of any earned incentive shall be made as soon as practicable after being approved by the Board’s Compensation Committee (“Committee”). Unless otherwise determined by the Committee, to earn any portion of the Target Bonus for a given year, Executive must be employed by the Company on the date the associated bonus is paid. In addition, amounts received pursuant to the EICP will be subject to the terms of the Company’s Policy for Recoupment of Incentive Compensation (the “Clawback Policy”), which will be provided to Executive separately.

C.    Sign-On Bonus. The Company will pay Executive a one-time sign-on bonus of $1,000,000.00, less applicable deductions and withholdings (the “Sign-On Bonus”).

(1)    The Sign-On Bonus is intended, in part, to assist Executive in her transition and relocation to Northern California, relocation of personal property (including moving and storage expenses), temporary rental costs, associated travel expenses and car access, and to generally help defray relocation costs.

(2)    The Sign-On Bonus is also expressly intended to serve as a retention vehicle. Although the Company shall pay Executive the Sign-On Bonus on or around the Effective Date of this Agreement, it shall not be deemed earned until, and unless, Executive completes twenty-four (24) months of active employment with the Company in good standing (as determined by the Board in its reasonable good faith discretion), and shall otherwise be deemed an advance that is subject to repayment.

(i)    Such repayment obligation shall apply to 100% of the Sign-On Bonus if Executive separates from employment with the Company for any reason within twelve (12) months of employment hereunder other than for involuntary separation without Cause (as such term is defined in the Company’s Severance Plan, as defined below), and shall apply to 50% of the Sign-On Bonus if Executive separates from employment with the Company other than for involuntary separation without Cause after twelve (12) months but prior to completing 24 months of employment hereunder.

(ii)    Any repayment obligation must be satisfied within thirty (30) days of the separation event, and Executive agrees that, to the greatest degree permissible by applicable law, the Company may in its discretion elect to offset any repayment amount owed hereunder from any payments that might otherwise be due to Executive. Executive further agrees that if Executive fails to fully satisfy the repayment obligation hereunder, then the Company shall also be entitled to recover from Executive any reasonable fees and costs incurred in enforcing this repayment obligation, if applicable, including but not limited to reasonable attorneys’ fees, together with interest at the maximum rate of interest permissible by law.

D.    Deductions and Withholdings. The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement (and all agreements referenced herein).

4.    Equity Awards.

A.    Sign-on RSU Award. Following commencement of employment, the Company will recommend to the Board that Executive be granted Restricted Stock Units (“RSUs”) valued at $1,000,000. The number of RSUs granted will be calculated by dividing the approved dollar amount by the average closing price of Sunrun common stock during the thirty (30) trading days prior to the date of grant, unless stated otherwise in the approval document.

B.    Long-Term Incentive Equity Awards. Following commencement of employment, the Company will recommend to the Board that Executive be granted time-based equity awards with an aggregate value of $4,000,000 in the form of 50% in stock options (“Options”) and 50% in RSUs. The number of Options granted will be determined using Black-Scholes valuation methods. The number of RSUs granted will be calculated by dividing the approved dollar amount by the average closing price of Sunrun common stock during the thirty (30) trading days prior to the date of grant, unless stated otherwise in the approval document.

C.    RSU Vesting. All RSUs referenced herein will vest over four (4) years, commencing on August 31, 2021, the commencement of Executive’s employment as the Company’s Chief Executive Officer (the “Vesting Commencement Date”), with twenty-five percent (25%) of the RSUs vesting on the one-year anniversary of Executive’s Vesting Commencement Date, and the remaining RSUs vesting in equal quarterly installments (every three (3) months) thereafter on the same day of the month as the Vesting Commencement Date, contingent upon Executive’s continuous employment at the Company through each such date. The RSUs will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), as described in the 2015 Plan and the applicable 2015 equity award agreement.

D.    Option Vesting. The shares subject to the Option will vest over four (4) years, commencing on the Vesting Commencement Date, with twenty-five percent (25%) of such shares vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining shares vesting in equal monthly installments thereafter contingent upon Executive’s continuous employment at the Company through each such date. The shares subject to the Option will be subject to the terms and conditions of the Company’s 2015 Plan, as described in the 2015 Plan and the applicable 2015 equity award agreement.

E.    Performance-Based Equity. Following commencement of employment, the Company will recommend to the Board that Executive be granted a performance-based restricted stock unit (“PSU”) award with a target value of $2,000,000. The PSU award will be a multi-year award tied to Company performance targets. The PSU award will be subject to the terms and conditions of the Company’s 2015 Plan, as described in the 2015 Plan and the applicable 2015 equity award agreement, as well as the terms of the Company’s Clawback Policy.

5.    Severance Benefits. Subject to approval of the Board, Executive will be permitted to participate in the Company’s Key Employee Change in Control Severance Plan (the “Severance Plan”) applicable to Executive based on Executive’s position with the Company. As a participant in the Severance Plan, Executive shall be required to sign a participation agreement that will set forth the severance payments and benefits to which Executive may be entitled in connection with certain terminations of employment, which would be in lieu of any other severance or other benefits Executive might otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

6.    General Benefits.

A.    Health and Welfare Benefits. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s full-time executive employees, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.

B.    Vacation, Sick, and Holiday Pay. Executive shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s applicable employee policies, as may exist from time to time. This includes that Executive may participate in the Sunrun Freedom Policy, which currently provides full-time exempt employees an opportunity to take paid days out of the office, limited by such employee’s managerial approval (in this case, the Board), and subject to such individual’s judgment that they will timely complete all job assignments and achieve all performance goals. Details on the Company’s Freedom Policy can be found in the Employee Guidebook. The Company may modify benefits, including but not limited to the Sunrun Freedom Policy, from time to time as it deems necessary.

C.    Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company’s business in accordance with the Company’s policies. Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.

7.    Confidential Information and Inventions Agreement. As a condition of employment and the benefits provided by this Agreement, Executive is required to timely execute and return the Company’s form of Confidentiality, Inventions Assignment, and Restrictive Covenant Agreement, attached hereto as Exhibit A (the “Confidentiality Agreement”). Executive shall at all times remain subject to the terms and conditions of such Confidentiality Agreement, and nothing in this Agreement shall supersede, modify or affect Executive’s obligations, duties and responsibilities thereunder.

8.    Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement (and all agreements and plans referenced herein) comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement (and all agreements and plans referenced herein) upon an event and in a manner permitted by Section 409A, to the extent applicable, including the six (6)-month delay for payments to “specified employees,” if applicable. Accordingly, to the extent any provisions of this Agreement (or of any agreement or plan referenced herein) would otherwise contravene one or more requirements or limitations of Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Section 409A, if available, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A. All payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A, to the extent required by Section 409A. For purposes of Section 409A, each payment hereunder (or under any agreement or plan referenced herein) shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the taxable year of a payment. Notwithstanding anything in this Agreement (or of any agreement or plan referenced herein) to the contrary, Executive shall be solely responsible for the tax consequences of any payments under this Agreement (and of any agreement referenced herein), and in no event shall the Company have any responsibility or liability if any payment, agreement or plan does not meet the applicable requirements of Section 409A. Although the Company intends to administer this Agreement (and any agreement or plan referenced herein) to prevent taxation under Section 409A, the Company does not represent or warrant that the Agreement (or any agreement or plan referenced herein) complies with any provision of federal, state, local or other tax law.

9.    Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

10.    Notices.

A.    Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. Notice may also be provided in the form of email sent to the appropriate individual (e.g. to Executive and/or to the Company’s General Counsel), but only to the extent that such individual confirms receipt of such email. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B.    If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Sunrun Inc.

225 Bush St., Suite 1400

San Francisco, CA 94104

Attn: General Counsel

To Executive:

To such personal address as the Company may have on file for Executive at the time of notice.

C.    Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

11.    General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

12.    Governing Documents. This Agreement, together with (i) any equity or long-term equity incentive agreements duly executive by Executive and the Company, (ii) the Severance Plan, (iii) the Indemnification Agreement, (iv) the Confidentiality Agreement, (v) the Mutual Arbitration Agreement, (vi) the Clawback Policy; and (vii) all other plans, policies, or agreements referenced herein, shall constitute the entire agreement and understanding of the Parties with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Parties relating to such subject matter. This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and a duly authorized representative of the Board.

13.    Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

14.    Arbitration. Each party hereto agrees that any disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration in accordance with the terms of the Mutual Arbitration Agreement attached hereto as Exhibit B (the “Mutual Arbitration Agreement”), which Executive expressly agrees to execute contemporaneously herewith.

15.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

16.    Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

SUNRUN INC.

/s/ Gerald Risk

By:	Gerald Risk
Title:	Lead Independent Director

EXECUTIVE

/s/ Mary Powell
Mary Powell

EXHIBIT A

CONFIDENTIALITY, INVENTIONS ASSIGNMENT,

AND RESTRICTIVE COVENANT AGREEMENT

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT